                                                                  EXHIBIT 23.2


CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the inclusion in this registration statement on Form S-1 to
register              shares of Common Stock of our report dated April 17,
1998, except for the information in the final paragraph of Note 20, as to which the date is May 1, 1998, on our audits of the consolidated financial statements of Giga Information Group, Inc.

We also consent to the inclusion in this registration statement of our report dated April 17, 1998 on our audit of the combined statements of operations and cash flows of BIS Strategic Decisions for the period January 1, 1995 to April 5, 1995.

We also consent to the references to our firm under the captions "Selected Financial Data" and "Experts."

                                       COOPERS & LYBRAND L.L.P.

Boston, Massachusetts
May 15, 1998